Titan Machinery Inc. Announces Results for
Fiscal Fourth Quarter and Full Year Ended January 31, 2022

- Revenue for Fiscal 2022 Increased 21.3% to $1.7 billion -
- Record Fiscal 2022 GAAP EPS of $2.92 and Adjusted EPS of $2.98, an increase of 239.5% and 173.4%, respectively -

West Fargo, ND – March 24, 2022 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal fourth quarter and full year ended January 31, 2022.
David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "Fiscal 2022 was an exceptional year for Titan Machinery where we delivered record earnings through sound management of our dealership network. This was the product of a tremendous effort by our team, whose unwavering focus provided the fuel to generate these record results. At the segment level, all of our businesses demonstrated significant operating leverage and pre-tax margin expansion, driven by the combination of healthy revenue growth and sound operational execution. The resultant growth of our cash flows and strong balance sheet has provided us with greater flexibility to engage in accretive acquisitions such as the recently closed Jaycox acquisition and the anticipated closing of Mark's Machinery in April 2022. I'm proud of our growing team, their resolve through an extremely fluid operating environment, their commitment to serving our customers, and I look forward to building on our momentum in fiscal 2023."
Fiscal 2022 Fourth Quarter Results
Consolidated Results
For the fourth quarter of fiscal 2022, revenue was $507.6 million, compared to revenue of $436.7 million in the fourth quarter last year. Equipment revenue was $413.2 million for the fourth quarter of fiscal 2022, compared to $354.0 million in the fourth quarter last year. Parts revenue was $58.5 million for the fourth quarter of fiscal 2022, compared to $49.8 million in the fourth quarter last year. Revenue generated from service was $26.2 million for the fourth quarter of fiscal 2022, compared to $22.9 million in the fourth quarter last year. Revenue from rental and other was $9.8 million for the fourth quarter of fiscal 2022, compared to $9.9 million in the fourth quarter last year.
Gross profit for the fourth quarter of fiscal 2022 increased to $94.2 million compared to $67.7 million in the fourth quarter last year. The Company's gross profit margin increased to 18.6% in the fourth quarter of fiscal 2022, compared to 15.5% in the fourth quarter last year. The stronger current quarter gross profit margin was primarily due to robust equipment margins, which were enhanced by increased amounts earned from manufacturer incentives.
Operating expenses were $64.6 million for the fourth quarter of fiscal 2022, compared to $60.5 million in the fourth quarter last year. Operating expenses as a percentage of revenue improved 120 basis points to 12.7% for the fourth quarter of fiscal 2022, compared to 13.9% of revenue in the prior year period, and benefited from the recognition of a $5.7 million pre-tax gain on the sale of the Company's Montana and Wyoming construction equipment store locations.
Floorplan and other interest expense was $1.4 million for the fourth quarter of fiscal 2022, compared to $1.5 million for the same period last year.

In the fourth quarter of fiscal 2022, net income was $22.4 million, or earnings per diluted share of $0.99, which includes approximately $0.47 of benefits associated with increased manufacturer incentive plans, gain on sale of Montana and Wyoming construction store locations, and a partial release of an income tax valuation allowance. This compares to fiscal 2021 fourth quarter net income of $0.8 million and earnings per diluted share of $0.03, and adjusted net income of $1.9 million and adjusted earnings per diluted share of $0.09.
The Company generated $35.9 million in adjusted EBITDA in the fourth quarter of fiscal 2022, compared to $13.7 million for the fourth quarter of fiscal 2021.
Segment Results
Agriculture Segment - Revenue for the fourth quarter of fiscal 2022 was $346.3 million, compared to $303.2 million in the fourth quarter last year. Pre-tax income and adjusted pre-tax income for the fourth quarter of fiscal 2022 was $17.7 million, and included a $5.1 million benefit earned through manufacturer incentives. This compared to a pre-tax income of $7.9 million and adjusted pre-tax income of $8.0 million in the fourth quarter last year.
Construction Segment - Revenue for the fourth quarter of fiscal 2022 was $87.9 million, compared to $88.9 million in the fourth quarter last year. While revenue was essentially flat versus the prior year period, same-store sales increased 7.2% primarily due to increased equipment demand, but was offset by the lost sales contributions from the Company’s Arizona stores following the January 2021 divestiture. Pre-tax income and adjusted pre-tax income for the fourth quarter of fiscal 2022 was $9.0 million, and included a $5.7 million gain associated with the sale of the Montana and Wyoming construction store locations. This compared to a pre-tax income of $0.2 million and adjusted pre-tax income of $0.6 million in the fourth quarter last year.
International Segment - Revenue for the fourth quarter of fiscal 2022 was $73.4 million, compared to $44.6 million in the fourth quarter last year. Pre-tax income for the fourth quarter of fiscal 2022 was $3.1 million, and included a $1.3 million benefit earned through manufacturer incentives. This compared to a pre-tax loss of $2.9 million in the fourth quarter last year. Adjusted pre-tax income for the fourth quarter of fiscal 2022 was $3.1 million, compared to an adjusted pre-tax loss of $2.7 million in the fourth quarter last year.
Fiscal 2022 Full Year Results
Revenue increased 21.3% to $1.7 billion for fiscal 2022. Net income for fiscal 2022 was $66.0 million, or $2.92 per diluted share, compared to $19.4 million, or $0.86 per diluted share, for the prior year. Adjusted net income for fiscal 2022 was $67.3 million, or $2.98 per diluted share, compared to an adjusted net income of $24.5 million, or $1.09 per diluted share, for the prior year. The Company generated adjusted EBITDA of $114.5 million in fiscal 2022, representing an increase of 75.1% compared to adjusted EBITDA of $65.4 million in fiscal 2021.
Balance Sheet and Cash Flow
Cash at the end of the fourth quarter of fiscal 2022 was $146.1 million. Inventories increased to $421.8 million as of January 31, 2022, compared to $418.5 million as of January 31, 2021. This inventory increase reflects a $16.9 million increase in parts inventory, a decrease in new equipment inventory of $10.9 million and a $3.3 million decrease in used equipment inventory. Outstanding floorplan payables were $135.4 million on $752.0 million total available floorplan lines of credit as of January 31, 2022, compared to $161.8 million outstanding floorplan payables as of January 31, 2021.

For the fiscal year ended January 31, 2022, the Company’s net cash provided by operating activities was $158.9 million, compared to $173.0 million for the fiscal year ended January 31, 2021.
Mark's Machinery Acquisition
Today the Company announced that it entered into a definitive purchase agreement to acquire the assets of Mark's Machinery, Inc. (“Mark's Machinery”), which consists of two full-line Case IH agriculture dealerships located in Wagner and Yankton, SD. In the trailing twelve-month period ended December 31, 2021, Mark's Machinery generated revenue of approximately $34 million. This all cash transaction is expected to close in early April 2022 and is expected to be accretive to earnings per diluted share.
Additional Management Commentary
Mr. Meyer concluded, "I am very proud of the progress made across all our business segments this year, but particularly in our Construction and International segments where we are now solidly profitable. We further optimized our construction equipment footprint in recent months and are very excited about the markets we are covering today. Our International business also made great strides to improve profitability and importantly grew the parts and service business at a double-digit rate versus the prior year. Together, the improvements made to these two segments over the past few years have enhanced our ability to drive sustainable profitability throughout the cycle.
Our business has carried significant momentum into fiscal 2023, but challenges around inflation and the supply chain remain in focus. While we are working together with our partners to mitigate these variables, they are nonetheless an obstacle and are considered within the modeling assumptions that we are introducing today. We believe the strong industry fundamentals and our team's continuous improvement efforts have laid the foundation for another year of strong performance in fiscal 2023."
Fiscal 2023 Modeling Assumptions
The following are the Company's current expectations for fiscal 2023 modeling assumptions.

Current Assumptions
Segment Revenue
Agriculture(1)	Up 22-27%
Construction(2)	Down 12-17%
International(3)	Down 8-13%

Diluted EPS(4)	$2.55 - $2.85

(1) Includes the full year impact of the Jaycox acquisition, which closed in December 2021, and the Mark's Machinery acquisition, which is anticipated to close in April 2022.
(2) Includes the full year impact of the Montana and Wyoming divestiture in January 2022 and the North Dakota divestiture in March 2022. Adjusting full year fiscal 2022 net sales by approximately $73 million, representing the fiscal 2022 net sales of these divested stores, results in a same-store sales assumption of up approximately 8-13%.

(3) Includes a reduction in revenue of approximately 75% from our Ukraine subsidiary compared to fiscal 2022.
(4) Includes an estimated loss of approximately $0.25 per share for our Ukraine subsidiary.
Ukrainian Geopolitical Conflict
Mr. Meyer added, "The entire Titan Machinery organization is focused on the well-being of our employees and customers in Ukraine. Our primary concern is our employee's safety as we are providing support where we can to help them through this difficult situation."

On February 24, 2022, the ongoing Russia/Ukraine conflict significantly intensified and the Company is actively monitoring the evolving geopolitical situation between Ukraine and Russia and supporting its employees located in the region.
For the full year ended January 31, 2022, revenues and assets of Titan Machinery Ukraine, its wholly owned Ukrainian subsidiary, accounted for less than 5% of the Company's total revenues and assets and less than 25% of revenues of our International segment. Recent in-country inventories and fixed assets (primarily vehicles) as well as customer receivables total about $28 million and represent the higher risk assets of this subsidiary. Given the unknown duration of the conflict, the Company currently assumes very little revenue contribution from its Ukraine operation and as a result is estimating approximately $0.25 per share of losses due to unabsorbed expenses in fiscal 2023, exclusive of any possible asset impairments that may arise.
Conference Call Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. International callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, April 7, 2022, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13726306.
A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.
Non-GAAP Financial Measures
Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, the non-GAAP measures include adjustments for items such as impairment charges, Ukraine remeasurement gains/losses and costs associated with our Enterprise Resource Planning (ERP) system transition. The non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile net income, diluted earnings per share, and income (loss) before income taxes (all GAAP financial measures) for the periods presented to adjusted net income, adjusted EBITDA, adjusted diluted earnings per share and adjusted income (loss) before income taxes (all non-GAAP financial measures) for the periods presented.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe. The network consists of US locations in Iowa, Minnesota, Nebraska, North Dakota, South Dakota, Wisconsin and Wyoming and its European stores are located in Bulgaria, Germany, Romania, and Ukraine.

The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Forward-looking statements made herein, which include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, in particular the performance of our Ukrainian subsidiary within our International segment, the timing for the closing of the Mark's Machinery acquisition, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2023, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, the impact of the Russia-Ukraine conflict on our Ukrainian subsidiary, the duration, scope and impact of the COVID-19 pandemic on the Company's operations, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties and risks in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, weather conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than as required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
Jeff Sonnek, jeff.sonnek@icrinc.com
Managing Director
646-277-1263

TITAN MACHINERY INC.
Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	January 31, 2022	January 31, 2021
Assets
Current Assets
Cash	$146,149	$78,990
Receivables, net of allowance for expected credit losses	94,287	69,109
Inventories	421,758	418,458
Prepaid expenses and other	28,135	13,677
Total current assets	690,329	580,234
Noncurrent Assets
Property and equipment, net of accumulated depreciation	178,243	147,165
Operating lease assets	56,150	74,445
Deferred income taxes	1,328	3,637
Goodwill	8,952	1,433
Intangible assets, net of accumulated amortization	10,624	7,785
Other	1,041	1,090
Total noncurrent assets	256,338	235,555
Total Assets	$946,667	$815,789

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$25,644	$20,045
Floorplan payable	135,415	161,835
Current maturities of long-term debt	5,876	4,591
Current maturities of operating leases	9,601	11,772
Deferred revenue	134,146	59,418
Accrued expenses and other	59,339	48,791
Income taxes payable	4,700	11,048
Total current liabilities	374,721	317,500
Long-Term Liabilities
Long-term debt, less current maturities	74,772	44,906
Operating lease liabilities	55,595	73,567
Deferred income taxes	2,006	—
Other long-term liabilities	4,374	8,535
Total long-term liabilities	136,747	127,008
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	254,455	252,913
Retained earnings	182,916	116,869
Accumulated other comprehensive income (loss)	(2,172)	1,499
Total stockholders' equity	435,199	371,281
Total Liabilities and Stockholders' Equity	$946,667	$815,789

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2022	2021	2022	2021
Revenue
Equipment	$413,156	$354,011	$1,291,684	$1,016,071
Parts	58,452	49,830	266,916	244,676
Service	26,236	22,947	115,641	107,229
Rental and other	9,752	9,890	37,665	43,246
Total Revenue	507,596	436,678	1,711,906	1,411,222
Cost of Revenue
Equipment	357,621	318,122	1,130,205	911,170
Parts	40,141	35,668	186,324	171,873
Service	9,457	8,429	38,771	36,692
Rental and other	6,129	6,745	23,882	30,125
Total Cost of Revenue	413,348	368,964	1,379,182	1,149,860
Gross Profit	94,248	67,714	332,724	261,362
Operating Expenses	64,584	60,523	241,044	220,774
Impairment of Goodwill	—	—	—	1,453
Impairment of Intangible and Long-Lived Assets	—	409	1,498	1,727
Income (Loss) from Operations	29,664	6,782	90,182	37,408
Other Income (Expense)
Interest and other income	495	194	2,431	527
Floorplan interest expense	(148)	(528)	(1,175)	(3,339)
Other interest expense	(1,244)	(959)	(4,537)	(3,843)
Income Before Income Taxes	28,767	5,489	86,901	30,753
Provision for Income Taxes	6,332	4,707	20,854	11,397
Net Income	22,435	782	66,047	19,356

Diluted Earnings per Share	$0.99	$0.03	$2.92	$0.86
Diluted Weighted Average Common Shares	22,288	22,143	22,248	22,104

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended January 31,
	2022	2021
Operating Activities
Net income	$66,047	$19,356
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	22,139	23,701
Impairment	1,498	3,180
Other, net	13,155	9,313
Changes in assets and liabilities
Inventories	5,799	199,245
Manufacturer floorplan payable	14,233	(110,084)
Other working capital	36,045	28,285
Net Cash Provided by Operating Activities	158,916	172,996
Investing Activities
Property and equipment purchases	(37,627)	(20,089)
Proceeds from sale of property and equipment	16,046	6,592
Acquisition consideration, net of cash acquired	(33,643)	(6,790)
Other, net	26	(10)
Net Cash Used for Investing Activities	(55,198)	(20,297)
Financing Activities
Net change in non-manufacturer floorplan payable	(35,443)	(106,414)
Net proceeds from (payments on) long-term debt	1,136	(10,616)
Other, net	(1,028)	(909)
Net Cash Provided by Used for Financing Activities	(35,335)	(117,939)
Effect of Exchange Rate Changes on Cash	(1,224)	509
Net Change in Cash	67,159	35,269
Cash at Beginning of Period	78,990	43,721
Cash at End of Period	$146,149	$78,990

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended January 31,			Twelve Months Ended January 31,
	2022	2021	Change	2022	2021	Change
Revenue
Agriculture	$346,330	$303,161	14.2%	$1,076,751	$886,485	21.5%
Construction	87,879	88,883	(1.1)%	317,164	305,745	3.7%
International	73,387	44,634	64.4%	317,991	218,992	45.2%
Total	$507,596	$436,678	16.2%	$1,711,906	$1,411,222	21.3%

Income (Loss) Before Income Taxes
Agriculture	$17,657	$7,933	122.6%	$60,567	$34,422	76.0%
Construction	9,026	236	n/m	15,543	186	n/m
International	3,054	(2,890)	n/m	12,552	(6,025)	n/m
Segment income before income taxes	29,737	5,279	n/m	88,662	28,583	210.2%
Shared Resources	(970)	210	n/m	(1,761)	2,170	n/m
Total	$28,767	$5,489	n/m	$86,901	$30,753	182.6%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2022	2021	2022	2021
Adjusted Net Income
Net Income	$22,435	$782	$66,047	$19,356
Adjustments
ERP transition costs	—	740	—	2,990
Impairment charges	—	409	1,498	3,180
Ukraine remeasurement (gain) / loss	34	201	(263)	1,174
Total Pre-Tax Adjustments	34	1,350	1,235	7,344
Less: Tax Effect of Adjustments (1)	—	183	—	2,227
Total Adjustments	34	1,167	1,235	5,117
Adjusted Net Income	$22,469	$1,949	$67,282	$24,473

Adjusted Diluted EPS
Diluted EPS	$0.99	$0.03	$2.92	$0.86
Adjustments (2)
ERP transition costs	—	0.03	—	0.13
Impairment charges	—	0.02	0.07	0.14
Ukraine remeasurement (gain) / loss	—	0.01	(0.01)	0.05
Total Pre-Tax Adjustments	—	0.06	0.06	0.32
Less: Tax Effect of Adjustments (1)	—	—	—	0.09
Total Adjustments	—	0.06	0.06	0.23
Adjusted Diluted EPS	$0.99	$0.09	$2.98	$1.09

Adjusted Income Before Income Taxes
Income (Loss) Before Income Taxes	$28,767	$5,489	$86,901	$30,753
Adjustments
ERP transition costs	—	740	—	2,990
Impairment charges	—	409	1,498	3,180
Ukraine remeasurement (gain) / loss	34	201	(263)	1,174
Total Adjustments	34	1,350	1,235	7,344
Adjusted Income Before Income Taxes	$28,801	$6,839	$88,136	$38,097

Adjusted Income Before Income Taxes - Agriculture
Income (Loss) Before Income Taxes	$17,657	$7,933	$60,567	$34,422
Impairment charges	—	28	—	272
Adjusted Income Before Income Taxes	$17,657	$7,961	$60,567	$34,694

Adjusted Income (Loss) Before Income Taxes - Construction
Income (Loss) Before Income Taxes	$9,026	$236	$15,543	$186
Impairment charges	—	381	—	597
Adjusted Income (Loss) Before Income Taxes	$9,026	$617	$15,543	$783

Adjusted Loss Before Income Taxes - International
Income (Loss) Before Income Taxes	$3,054	$(2,890)	$12,553	$(6,025)
Adjustments
Impairment charges	—	—	1,498	2,311
Ukraine remeasurement (gain) / loss	34	201	(263)	1,174
Total Adjustments	34	201	1,235	3,485
Adjusted Loss Before Income Taxes	$3,088	$(2,689)	$13,788	$(2,540)

Adjusted EBITDA
Net Income	$22,435	$782	$66,047	$19,356
Adjustments
Interest expense, net of interest income	1,267	884	4,208	3,574
Provision for income taxes	6,332	4,707	20,854	11,397
Depreciation and amortization	5,803	5,970	22,139	23,701
EBITDA	35,837	12,343	113,248	58,028
Adjustments
ERP transition costs	—	740	—	2,990
Impairment charges	—	409	1,498	3,180
Ukraine remeasurement (gain) / loss	34	201	(263)	1,174
Total Adjustments	34	1,350	1,235	7,344
Adjusted EBITDA	$35,871	$13,693	$114,483	$65,372

(1) The tax effect of U.S. related adjustments was calculated using a 26% tax rate, determined based on a 21% federal statutory rate and a 5% blended state income tax rate. Included in the tax effect of the adjustments is the tax impact of foreign currency changes in Ukraine of ($0.1 million) for the three months ended January 31, 2021 and $1.2 million for the fiscal year ended January 31, 2021.
(2) Adjustments are net of amounts allocated to participating securities where applicable.